Exhibit 5.1

Headquarters • 220 Occidental Avenue South • Seattle, WA 98104

May 16, 2022

Weyerhaeuser Company

220 Occidental Avenue S.

Seattle, Washington 98104

Re: Post-Effective Amendment to Registration Statement on Form S-8 for Shares of Common Stock, par value $1.25 per share, of Weyerhaeuser Company

Ladies and Gentlemen:

I have acted as counsel to Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-188256) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), which Weyerhaeuser Company is filing with the Securities and Exchange Commission with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2022 Plan (as defined below).

On May 13, 2022 (the “Effective Date”), the shareholders of the Company approved the Weyerhaeuser Company 2022 Long-Term Incentive Plan (the “2022 Plan”). The total number of shares of common stock of Weyerhaeuser Company, par value $1.25 per share, authorized for issuance under the 2022 Plan includes, in addition to 11,000,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the Weyerhaeuser 2013 Long-Term Incentive Plan (the “Prior Plan”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plan that may become available for future awards as provided for under the 2022 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

I have examined the Post-Effective Amendment and such documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any Prior Plan Shares issued by the Company pursuant to the 2022 Plan, upon registration by its registrar of the Prior Plan Shares and the issuance thereof by the Company in accordance with the terms of the 2022 Plan, and the receipt of consideration for such Prior Plan Shares in accordance with the terms of the 2022 Plan, such Prior Plan Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jose J. Quintana
Senior Legal Counsel